Exhibit 3.3

RESTATED

CERTIFICATE OF FORMATION

OF

ALSET, INC.

This Restated Certificate of Formation accurately states the text of the certificate of formation being restated and each amendment to the certificate of formation being restated that is in effect, and further amended to affect the following amendments:

i.	To amend the name of the corporation by removing a comma from the name;
ii.	To change the name and address of its designated registered agent; and
iii.	To amend its total authorized shares in aggregate number, par value and classes.

The date of formation of the filing entity is July 30, 2020.

ARTICLE ONE

Entity Name, Type, and Mailing Address

The undersigned, as authorized officer of a for-profit corporation under the Texas Business Organizations Code, as amended (the “TBOC”), hereby adopts on behalf of the corporation the following Certificate of Formation for the corporation:

The filing entity being formed is a for-profit corporation. The name of the corporation is Alset Inc. The mailing address of the corporation is 4800 Montgomery Lane, Suite 210, Bethesda, Maryland 20814.

ARTICLE TWO

The address of its registered office in the State of Texas is 815 Brazos, Suite 500, Austin, TX 78701. The name of its registered agent at such address is United Corporate Services, Inc.

ARTICLE THREE

The purpose for which the corporation is formed is for the transaction of any and all lawful business for which a for-profit corporation may be organized under the TBOC.

ARTICLE FOUR

SECTION 1. Authorized Shares.

The aggregate number of shares of stock that the corporation shall have the authority to issue is two hundred seventy-five million (275,000,000) shares, of which twenty-five million (25,000,000) shares shall be Preferred Stock (the “Preferred Stock”), par value $.001 per share, and two hundred fifty million (250,000,000) shares shall be Common Stock (the “Common Stock”), par value $.001 per share.

The following is a statement of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of the shares of Preferred Stock and Common Stock or any series of any class of stock of the corporation, and of the authority expressly granted hereby to the Board of Directors of the corporation to fix by resolution or resolutions any of such designations and powers, preferences and rights, and the qualifications, limitations and restrictions thereof that may be desired but which shall not be fixed by this Certificate of Formation (this “Certificate of Formation”).

SECTION 2. Common Stock.

A.	Dividends. Subject to all the rights of the Preferred Stock or any series thereof, and on the conditions set forth in Section 3 of this Article Four or in any resolution of the Board of Directors providing for the issuance of any series of Preferred Stock, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends payable in cash, stock or otherwise.

B.	Voting Rights. Each holder of Common Stock shall be entitled to one vote for each share held.

C.	In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of Preferred Stock in respect thereof, the holders of shares of Common Stock shall be entitled to such amounts as provided under applicable law.

SECTION 3. Preferred Stock.

The Board of Directors of the corporation is hereby expressly vested with authority to issue up to 25,000,000 shares of Preferred Stock, par value $.001 per share, in series. The Board of Directors is expressly vested with authority to establish series of such Preferred Stock, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences, and rights of each such series and the qualifications, limitations or restrictions thereof, all in the manner provided by the TBOC. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

a.	The number of shares constituting that series and the distinctive designation of that series;

b.	The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

c.	Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

d.	Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

e.	Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

f.	Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

g.	The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

h.	Any other relative rights, preferences and limitations of that series.

Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the shares of Common Stock with respect to the same dividend period.

If upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

Shares of Preferred Stock which have been redeemed or converted, or which have been issued and reacquired in any manner and retired, shall have the status of authorized and unissued Preferred Stock and may be reissued by the Board of Directors as shares of the same or any other series, unless otherwise provided with respect to any series in the resolution or resolutions of the Board of Directors creating such series.

SECTION 4. General.

The Board of Directors may in its discretion issue from time to time authorized but unissued shares for such consideration as it may determine and that is permitted under the TBOC, and holders of Common Stock and Preferred Stock shall have no preemptive rights, as such holders, to purchase any shares or securities of any class, including treasury shares, which may at any time be issued or sold or offered for sale by the corporation.

Cumulative voting of shares of stock of the corporation, whether Common Stock or Preferred Stock, is hereby prohibited.

The corporation shall be entitled to treat the person in whose name any share or other security is registered as the owner thereof, for all purposes, and shall not be bound to recognize any equitable or other claim to or interest in such share or other security on the part of any other person, whether or not the corporation shall have notice thereof.

ARTICLE FIVE

The name and mailing address of the sole organizer is: [omitted pursuant to Sec. 3.059(2)(b)(1) of TX BOC.]

ARTICLE SIX

[omitted pursuant to Sec. 3.060(a) of TX BOC.]

ARTICLE SEVEN

The corporation is to have perpetual existence.

ARTICLE EIGHT

The Board of Directors may exercise all such powers and do all such lawful acts and things as are not by statute, the Bylaws, or this Certificate of Formation directed or required to be exercised and done by the shareholders.

ARTICLE NINE

The Bylaws of the corporation shall be adopted by the Board of Directors. The power to alter, amend, or repeal the corporation’s Bylaws, and to adopt new Bylaws, is hereby vested in the Board of Directors, subject, however, to repeal or change by the affirmative vote of the holders of at least two-thirds of the voting power of all of the outstanding shares entitled to vote thereon. Notwithstanding any other provisions of this Certificate of Formation, or any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of the voting stock, voting together as a single class, shall be required to alter, amend, or repeal this Article Nine.

ARTICLE TEN

SECTION 1. Quorum for Meeting of Shareholders.

The holders of thirty-five percent (35%) of the voting power of all the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of the shareholders but in no event shall a quorum consist of the holders of less than one-third (1/3) of the shares entitled to vote and thus represented at such meeting.

SECTION 2. Vote Required for Fundamental Business Transactions and Certain Other Matters.

Except as otherwise provided in this Certificate of Formation and in Sections 10.005 and 10.006 of the TBOC, for purposes of (1) the approval of a Fundamental Business Transaction (as defined in Section 1.002(32) of the TBOC) under Section 21.457 of the TBOC, and (2) the approval under Section 21.364 of the TBOC of those Fundamental Actions described in subsections (a)(2), (3), (4) and (5) of Section 21.364 (or as such matters may be defined under any successor provisions of Texas law), the affirmative vote of the holders of at least two-thirds of the voting power of all of the outstanding shares of stock entitled to vote thereon, voting together as a single class, shall be required in addition to any separate vote of a class or series of shares that may otherwise be required by the TBOC, this Certificate of Formation or any Certificate of Designation. Notwithstanding any other provisions of this Certificate of Formation, or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of shares required by law, this Certificate of Formation or any Certificate of Designation, the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares entitled to vote thereon, voting together as a single class, shall be required to alter, amend, or repeal this Section 2 of Article Ten.

SECTION 3. Vote Required for Amendments to the Certificate of Formation.

Except as otherwise provided in this Certificate of Formation, the affirmative vote of the holders of a majority of the voting power of all the outstanding shares of stock entitled to vote with respect to an amendment of this Certificate of Formation (including any amendment described in Section 21.364(a)(1) of the TBOC), voting together as a single class, shall be required to approve such an amendment, in addition to any separate vote of a class or series of shares that may otherwise be required by the TBOC, this Certificate of Formation or any Certificate of Designation.

SECTION 4. Successor Provisions of the TBOC.

Any reference to a Section of the TBOC in this Article Ten shall also be deemed a reference to any successor provision thereto under Texas law.

ARTICLE ELEVEN

Meetings of shareholders may be held within or without the State of Texas as the Bylaws may provide. Special meetings of the shareholders may be called by (i) the holders of record of, in the aggregate, not less than fifty percent (50%) of the shares of the corporation entitled to vote at the proposed special meeting or (ii) the other persons or holders of record authorized to call special meetings of the shareholders by the Bylaws, in either case, in accordance and compliance with the provisions and requirements of the Bylaws. Elections of directors need not be by written ballot.

ARTICLE TWELVE

Written Consent of Shareholders

Any action required by the Texas Business Organizations Code to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if one or more written consents setting forth the action so taken shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

ARTICLE THIRTEEN

Director’s Limited Liability

No director of the corporation shall be liable to the corporation or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except that this Article Thirteen does not eliminate or limit the liability of a director to the extent the director is found liable under applicable law for (i) a breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or involves intentional misconduct or a knowing violation of law, (iii) a transaction from which the director received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of the director’s duties, or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute. If the TBOC or other applicable law is amended to authorize corporate action further eliminating or limiting the liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the TBOC or other applicable law, as so amended. Any repeal or modification of the foregoing provisions of this Article Thirteen by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

ARTICLE FOURTEEN

This document becomes effective on October 4, 2022.

[End of Restated Certificate of Formation]